Exhibit 99.2

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES NAFTA CLAIM

NEW YORK, NY, January 26, 2012 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today served a Notice of Intent to Submit a Claim to Arbitration (the “Notice”) on the Government of Canada for breaches by it of its obligations under the North American Free Trade Agreement (“NAFTA”). Under NAFTA, Mercer’s investments in Canada are to be treated on a basis that is no less favorable than the most favorable treatment afforded to Canadian investors. Mercer’s NAFTA claim (the “Claim”) relates to its investments in its Castlegar pulp mill (the “Mill”).

Mercer’s Claim arises from the treatment of the Mill’s energy generation assets and operations by the Province of British Columbia, primarily through the actions of British Columbia Hydro and Power Authority (“BC Hydro”), a Provincially owned and controlled enterprise, and the British Columbia Utilities Commission (the “Commission”), a Provincial Government regulatory agency. Mercer’s Claim is against Canada, rather than the Province of British Columbia as, under NAFTA, Canada is responsible for the actions of its Provinces.

“We have been forced to commence the NAFTA Claim following years of attempts to resolve our issues through dialogue with the Province and proceedings before the Commission because of NAFTA time period limitations relating to the expiry of our claim”, said Jimmy Lee, President and CEO. He continued: “We are bringing the Claim as, under Provincial policy, the Mill’s ability to effectively utilize its own generation assets and to sell and purchase energy is severely and unfairly restricted. All other competing pulp mills in British Columbia receive more favorable treatment with respect to their ability to purchase and sell energy. This puts the Mill at an unfair competitive disadvantage. In our various attempts to resolve the issue, we have sought fair treatment in order to put us on equal footing with other pulp mills within the Province that have electrical generation capacity. Unfortunately, we were not able to obtain a satisfactory resolution through these efforts.”

Mr. Lee then stated that: “Mercer acquired the Mill in 2005 for an aggregate purchase price, including working capital of over Cdn. $250 million. Since then we have invested in excess of Cdn. $100 million in additional capital to upgrade the Mill and increase its electricity generation capacity. We believe that maintaining and enhancing revenues from the production of green energy and other by-products at all of our mills is critical to Mercer’s future success. Mercer must maintain its competitive position vis-à-vis other less efficient mills within the Province as well as at our other mill locations. Mercer simply cannot stand idly by and allow its competitive position to be unfairly eroded.”

Mr. Lee continued: “The unfair and discriminating treatment of the Mill has resulted in it losing about Cdn. $19 million of incremental energy sales per annum.”

Mr. Lee concluded: “Under the NAFTA Claim, we will be seeking damages in the amount of approximately Cdn. $250 million consisting of past losses of approximately Cdn. $19 million per year accruing since 2008 and the net present value of projected losses arising from the ongoing application of discriminatory Provincial policies.”

About the Claim

As background to the Claim, the Province of British Columbia is served by two regulated utilities, BC Hydro, whose service area covers approximately 90% of the Province by area, and FortisBC Inc. (“FortisBC”), whose service area covers the remainder of the Province. In the Notice, Mercer describes how the Mill has received unfair and discriminatory treatment as compared to other pulp mills and entities that generate and sell electricity within the Province of British Columbia.

The primary factual bases for the Claim are that:

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In August, 2008, the Mill entered into an agreement with FortisBC (the “2008 PPA”) to purchase all of its electricity needs from FortisBC, and filed the agreement for approval with the Commission. The 2008 PPA would have enabled the Mill to sell all of its self-generated electricity to third party purchasers. At the time that the Mill entered into the 2008 PPA, the agreement complied with all existing regulatory requirements.

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At such time, BC Hydro was obliged to supply a significant portion of FortisBC’s energy requirements pursuant to an energy purchase agreement between BC Hydro and FortisBC (the “3808 Agreement”) at lower embedded cost rates, the benefits of which were passed on to FortisBC’s customers. The energy generated by BC Hydro’s hydroelectric facilities is commonly referred to as “Heritage Power” and, as a matter of Provincial policy, is supposed to be made available to all BC Hydro ratepayers, including FortisBC for the benefit of its customers.

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In September, 2008, approximately three weeks after the Mill and FortisBC filed the 2008 PPA with the Commission, BC Hydro made application to the Commission to amend the 3808 Agreement for the purpose of restricting access by customers of FortisBC, such as the Mill, to energy (inclusive of Heritage Power) purchased under the 3808 Agreement, while such customers were selling their own self-generated electricity. The Province of British Columbia argued in favor of BC Hydro’s application and the Commission ordered the requested amendment. The Mill was the only pulp mill in British Columbia operationally affected by the amendment.

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The 2008 Agreement was frustrated by the Commission’s order. The Mill's ability to purchase energy from FortisBC, while selling its self-generated electricity, was blocked. As a result, the Mill became the only pulp mill in the Province of British Columbia that was required to service all of its internal electricity needs, from self-generation, before being entitled to sell any of its self-generated electricity.

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Other pulp mills throughout the Province have entered into agreements with BC Hydro that entitle them to purchase electricity from BC Hydro at the same time that they sell electricity. A similar arrangement between the Mill and FortisBC was prevented by the Commission order.

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As a result, competing pulp mills within the Province have been and continue to be provided an economic and competitive advantage over the Mill, in perpetuity, not because of technological innovation, greater investment or superior infrastructure, but because of government policy and regulatory intervention. In addition, such pulp mills have been the recipients from BC Hydro of direct subsidies or low interest rate loans, together with agreements to purchase power generated by such pulp mills, below their internal requirements, at favorable, market-based rates. Similar incentives, loans and below net-of-load purchase arrangements have not been made available to the Mill.

Mercer has engaged in dialogue with the Province and has undertaken subsequent applications and proceedings before the Commission, seeking a reconsideration of the Commission's initial decision, and seeking other alternative remedies. However, the Mill remains barred from purchasing any energy from FortisBC, and continues to be the only pulp mill in the Province of British Columbia that is denied access to any Heritage Power, while selling energy that is not in excess of its operational needs.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward looking statements. In particular, statements relating to our belief that the facts set forth in the Notice support our claim for relief under NAFTA, our intention to pursue the Claim and the anticipated timing and process relating thereto are forward looking statements and may not necessarily occur as described herein or at all. Among those factors which could cause actual results to differ materially are the following: as a result of the inherent uncertainty of litigation, we cannot predict whether or to what extent our Claim will be successful, delays in the process for our Claim, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman & President

(604) 684-1099

David M. Gandossi

Executive Vice-President &

Chief Financial Officer

(604) 684-1099

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